Exhibit 4.6.5

AMENDMENT NO. 4

                    AMENDMENT NO. 4 (this “Amendment No. 4”) dated as of December 3, 2003 among NEXTEL COMMUNICATIONS, INC. (“NCI”), NEXTEL FINANCE COMPANY (the “Borrower”) and the other RESTRICTED COMPANIES party hereto and TORONTO DOMINION (TEXAS), INC., in its capacity as Administrative Agent pursuant to authority granted by the Required Lenders pursuant to Section 10.02(b) of the Credit Agreement (as defined below).

                    NCI, the Restricted Companies, the lenders party thereto, the Administrative Agent and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as Collateral Agent, are parties to an Amended and Restated Credit Agreement dated as of November 9, 1999 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by said lenders to the Borrower in an aggregate principal or face amount not exceeding $6,000,000,000. NCI, the Restricted Companies and the Administrative Agent, pursuant to authority granted by, and having obtained all necessary consents of, the Required Lenders party to the Credit Agreement after giving effect to the Amendments contemplated by this Amendment No. 4 (such Required Lenders being herein referred to as the “Required Amendment Lenders”) wish now to amend the Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:

                    Section 1. Definitions. Except as otherwise defined in this Amendment No. 4, terms defined in the Credit Agreement are used herein as defined therein.

                    Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 5 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

                    2.01. References Generally. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

Amendment No.4

                    2.02. Definitions. Section 1.01 of the Credit Agreement shall be amended by amending the definition of “Incremental Facility Loan Commitment” in its entirety as follows:

          “Incremental Facility Loan Commitment” means, collectively, the Incremental Facility Revolving Loan Commitments of each Series and the Incremental Facility Term Loan Commitments of each Series. The aggregate amount of the Incremental Facility Loan Commitments of all Series shall not exceed $1,000,000,000, provided that, without giving effect to such limit, after the execution and delivery of Amendment No. 4 hereto,

          (i) the Borrower may establish a Series of Incremental Facility Term Loan Commitments so long as such Commitments either (x) provide that the proceeds of any Incremental Facility Term Loans made thereunder are required to be applied to the payment or prepayment of principal of other Term Loans (as selected by the Borrower) outstanding hereunder on the date such Incremental Facility Term Loans are made or (y) provide, as to any Incremental Facility Loan Lender that wishes to hold Incremental Facility Term Loans and that also holds Term Loans that such Lender shall convert existing Term Loans held by it into Incremental Facility Term Loans of such Series and

          (ii) the Borrower may establish one or more Series of Incremental Facility Revolving Loan Commitments so long as Borrowings under any such Incremental Facility Revolving Loan Commitments shall not be permitted in amounts greater than the amount of Revolving Credit Commitments hereunder being reduced or terminated on such date.

                    2.03. Commitments. Section 2.01(e) of the Credit Agreement shall be amended in its entirety to read as follows:

          “(e) Incremental Facility Loans. In addition to Borrowings of Revolving Credit Loans, Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans pursuant to paragraphs (a), (b), (c) and (d) above, at any time and from time to time prior to the Revolving Credit Maturity Date, the Borrower may request that one or more Persons (which may include the Lenders) offer to enter into commitments to make additional revolving loans (“Incremental Facility Revolving Loans”) or term loans (“Incremental Facility Term Loans” and, together with the Incremental Facility Revolving Loans, “Incremental Facility Loans”) under this paragraph (e), it being understood that if such offer is to be made by any Person that is not already a Lender hereunder, (x) the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 10.04(b) in the event of an assignment to such Person and (y) in the case of a commitment for Incremental Facility Revolving Loans providing for the issuance of Letters of Credit, each Issuing Bank shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 10.04(b) in the event of an assignment to such Person. In the event that one or more of such Persons

Amendment No.4

offer, in their sole discretion, to enter into such commitments, and such Persons and the Borrower agree as to the amount of such commitments that shall be allocated to the respective Persons making such offers and the fees (if any) and interest to be payable by the Borrower in connection therewith, in the case of Incremental Facility Revolving Loans, the commitment reduction schedule and commitment termination date to be applicable thereto and, in the case of Incremental Facility Term Loans the amortization and maturity date to be applicable thereto, the Borrower, such Persons, the Administrative Agent and the Collateral Agent shall execute and deliver an appropriate Incremental Facility Amendment, and such Persons shall become obligated to make Incremental Facility Revolving Loans or Incremental Facility Term Loans, as applicable, under this Agreement in an amount equal to the amount of their respective Incremental Facility Revolving Loan Commitments and Incremental Facility Term Loan Commitments, as applicable, as specified in such Incremental Facility Amendment. The Incremental Facility Loans to be made pursuant to any such agreement between the Borrower and one or more Persons in response to any such request by the Borrower shall be deemed to be a separate “Series” of Incremental Facility Loans for all purposes of this Agreement.

          Anything herein to the contrary notwithstanding, the following additional provisions shall be applicable to the Incremental Facility Loan Commitments, and Incremental Facility Loans, of any Series:

          (i) the minimum aggregate principal amount of Incremental Facility Loan Commitments entered into pursuant to any such request (and, accordingly, the minimum aggregate principal amount of any Series of Incremental Facility Loans) shall be $100,000,000,

          (ii) the Average Life to Maturity of scheduled commitment reductions for Incremental Facility Revolving Loan Commitments shall be greater than the Average Life to Maturity (determined on a combined basis) of the Revolving Credit Loans and Tranche A Term Loans (except that Incremental Facility Revolving Loan Commitments shall be entitled to participate, to the extent provided in Section 2.09(b), in mandatory commitment reductions),

          (iii) the Average Life to Maturity of the Incremental Facility Term Loans of any Series shall be greater than the Average Life to Maturity (determined on a combined basis) of the Revolving Credit Loans and Tranche A Term Loans (except that Incremental Facility Term Loans shall be entitled to participate, to the extent provided in Section 2.09(b), in mandatory prepayments), and

          (iv) the final maturity date of the Incremental Facility Term Loans of any Series shall not be earlier than the date three months after the final Principal Payment Date for the Tranche A Term Loans (but such final maturity may be accelerated to any accelerated final Principal Payment Date for the Tranche A Term Loans pursuant to the last sentence of Section 2.08(d)).

Amendment No.4

          Following execution and delivery by the Borrower, one or more Incremental Facility Lenders, the Administrative Agent and the Collateral Agent as provided above of an Incremental Facility Amendment with respect to any Series then, subject to the terms and conditions set forth herein:

          (x) if such Incremental Facility Loans are to be Incremental Facility Revolving Loans, each Incremental Facility Loan Lender of such Series agrees to make Incremental Facility Revolving Loans of such Series to the Borrower from time to time during the availability period for such Loans set forth in such Incremental Facility Amendment, in each case in an aggregate principal amount that will not result in such Lender’s Incremental Facility Revolving Loans of such Series exceeding such Lender’s Incremental Facility Revolving Loan Commitment of such Series; within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Incremental Facility Revolving Loans of such Series;

          (y) if such Incremental Facility Loans are to be Incremental Facility Term Loans, each Incremental Facility Term Loan Lender of such Series agrees to make Incremental Facility Term Loans of such Series to the Borrower from time to time during the availability period for such Loans set forth in such Incremental Facility Amendment, in a principal amount up to but not exceeding such Lender’s Incremental Facility Term Loan Commitment of such Series; and

          (z) any Incremental Facility Revolving Loan Commitments established, and Incremental Facility Term Loans of any Series made, upon or after the effectiveness of Amendment No. 4 hereto shall be subject to the requirements set forth in the definition of “Incremental Facility Loan Commitment” in Section 1.01 and, in the case of Incremental Facility Term Loans, may, at the option of an Incremental Facility Loan Lender, be made through the conversion of existing Term Loans into Incremental Facility Term Loans of such Series as provided in said definition (and each reference in this Agreement to the “making” of any such Incremental Facility Term Loan, or words of similar import, shall in the case of such Lender be deemed to include such conversion).

          Proceeds of Incremental Facility Loans shall be available for any use permitted under the applicable provisions of Section 6.09.”

Amendment No.4

                    Section 3. Certain Consents. Anything in the Credit Agreement to the contrary notwithstanding, the Required Amendment Lenders, by authorizing the Administrative Agent to execute and deliver this Amendment No. 4, consent to any future amendment to the Credit Agreement that effects any or all of the following (it being understood that to the extent such amendment effects any other changes to the Credit Agreement, it shall be subject to approval by the appropriate Lenders as and to the extent specified in Section 10.02 of the Credit Agreement):

          (i) provides for one or more (but not all) of the Revolving Credit Lenders to forego any reductions of their Revolving Credit Commitments otherwise scheduled to occur on any date pursuant to Section 2.07(b) of the Credit Agreement, or required to occur by reason of a voluntary reduction of Revolving Credit Commitments at the option of the Borrower so long as, for each Revolving Credit Lender whose Revolving Credit Commitment is reducing and has not agreed to forego such reduction (herein, a “Reducing Lender”), the Borrower shall prepay the Revolving Credit Loans of such Reducing Lender (and, to the extent necessary, provide cover for LC Exposure of such Reducing Lender pursuant to Section 2.04(i) of the Credit Agreement), in an amount equal to the amount by which the Revolving Credit Commitment of such Reducing Lender is being reduced, it being understood that (x) any such prepayment of Loans of such Reducing Lender shall be applied to the Loans of each Type and Interest Period held by such Reducing Lender so that, after giving effect to such prepayment, the Loans of such Reducing Lender are held ratably by Type and Interest Period with the Loans held by each other Revolving Credit Lender and (y) any such cover for the LC Exposure of any such Reducing Lender whose Revolving Credit Commitment is so reducing, shall be held in a sub-account of the Letter of Credit Account in which such cover is held for such Reducing Lender segregated from all other funds in the Letter of Credit Account; or

          (ii) provides for one or more (but not all) of the Revolving Credit Lenders to forego a voluntary termination of Commitments being effected at the option of the Borrower, so long as, for each Revolving Credit Lender whose Revolving Credit Commitment is terminating and has not agreed to forego such voluntary termination (herein, a “Terminating Lender”), the Borrower shall pay in full the Revolving Credit Loans of such Terminating Lender (and, to the extent necessary, provide full cover for the LC Exposure of such Terminating Lender pursuant to Section 2.04(i) of the Credit Agreement), it being understood that any such cover for LC Exposure of any such Terminating Lender whose Revolving Credit Commitment is so terminating, shall be held in a sub-account of the Letter of Credit Account in which such cover is held for such Terminating Lender segregated from all other funds in the Letter of Credit Account, it being understood that this Section 3 is only intended to constitute the consent of the Required Lenders under the Credit Agreement to any such future amendment, and is not intended to constitute a consent of any Revolving Credit Lender that is foregoing any reduction or termination of Revolving Credit Commitments as contemplated above (the consent of each of which affected Revolving Credit Lenders shall be necessary as a condition to such Lender foregoing any such reduction or termination).

Amendment No.4

                    Section 4. Representations and Warranties. NCI and each Restricted Company represents and warrants to the Lenders and the Agents, as to itself and each of its subsidiaries, that the representations and warranties set forth in Article IV of the Credit Agreement and the other Loan Documents are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and as if each reference in said Article IV to “this Agreement” included reference to this Amendment No. 4.

                    Section 5. Conditions Precedent. The amendments set forth in Section 2 hereof, shall become effective as of the date hereof upon satisfaction of the following conditions:

          (a) the Administrative Agent (or Special Counsel) shall have received executed counterparts of this Amendment No. 4 from NCI, the Restricted Companies and the Administrative Agent (pursuant to authority granted by, and having obtained all necessary consents of, the Required Lenders party to the Credit Agreement after giving effect to the amendments contemplated by this Amendment No. 4); and

          (b) the principal of and interest on and all other amounts (including any amounts payable under Section 2.14 of the Credit Agreement) owing in respect of the Tranche B Term Loans, Tranche C Term Loans and Tranche D Term Loans shall have been prepaid in full from funds available to the Borrower and the proceeds of a new Series of Tranche E Term Loans made under the Credit Agreement concurrently with the effectiveness of the amendments contemplated by this Amendment No. 4.

                    Section 6. Record Date. Pursuant to the penultimate paragraph of Section 10.02(b) of the Credit Agreement, the Administrative Agent establishes November 14, 2003 as the “record date” in connection with this Amendment No. 4.

                    Section 7. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 4 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 4 by signing any such counterpart. This Amendment No. 4 shall be governed by, and construed in accordance with, the law of the State of New York.

Amendment No.4

                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to Credit Agreement to be duly executed and delivered as of the day and year first above written.

NEXTEL COMMUNICATIONS, INC.

By	/s/ Richard S. Lindahl

Name: Richard S. Lindahl
Title: Vice President & Treasurer

RESTRICTED COMPANIES

NEXTEL FINANCE COMPANY

By	/s/ Richard S. Lindahl

Name: Richard S. Lindahl
Title: Vice President & Treasurer

FCI 900, Inc.
NEXTEL BOOST OF CALIFORNIA, LLC
NEXTEL COMMUNICATIONS OF THE MID-ATLANTIC, INC.
NEXTEL OF CALIFORNIA, INC.
NEXTEL LICENSE ACQUISITION CORP.
NEXTEL LICENSE HOLDINGS 1, INC.
NEXTEL LICENSE HOLDINGS 2, INC.
NEXTEL LICENSE HOLDINGS 3, INC.
NEXTEL LICENSE HOLDINGS 4, INC.
NEXTEL LICENSE HOLDINGS 5, INC.
NEXTEL OF NEW YORK, INC.

Amendment No. 4

NEXTEL OPERATIONS, INC. NEXTEL OF PUERTO RICO, INC. NEXTEL SOUTH CORP. NEXTEL OF TEXAS, INC. NEXTEL SYSTEMS CORP. NEXTEL WEST CORP. NEXTEL WEST SERVICES, LLC

By
/s/ Richard S. Lindahl

Name: Richard S. Lindahl
Title: Vice President & Treasurer

ADMINISTRATIVE AGENT

TORONTO DOMINION (TEXAS) INC., as Administrative Agent

By	/s/ Jim Bidwell

Name: Jim Bidwell
Title: Vice President

Amendment No.4